SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D. C. 20549


                               FORM 8-A/A-2


                              AMENDMENT NO.2
                 (to Registration Statement on Form 8-A
                          dated August 1, 1988)

            For registration of certain classes of securities
               pursuant to section 12(b) or 12(g) of the
                     Securities Exchange Act of 1934




                        Jefferson-Pilot Corporation
          (Exact name of registrant as specified in its charter)



       North Carolina                           56-0896180
(State or other jurisdiction                 (I.R.S. Employer
     of incorporation)                      Identification No.)




 100 North Greene Street, Greensboro, North Carolina     27401
       (Address of principal executive offices)        (Zip Code)


Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class      Name of each exchange on which
      to be registered        each class is to be registered
        Common Stock               New York Stock Exchange
    Share Purchase Rights          Midwest Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                   None
             (Title of class)






        The undersigned registrant hereby amends Items 1 and 2 of its Registration Statement on Form 8-A, dated August 1, 1988, (the "Registration Statement"), as previously amended by Form 8-A/A (Agreement No. 1) dated November 15, 1994, as set forth below:

Item 1.   Description of Securities.

          On February 8, 1999, the Board of Directors of Jefferson-Pilot Corporation (the "Corporation') further amended the shareholder rights plan set forth in the Amended and Restated Rights Agreement (the "Rights Agreement") dated as of November 7, 1994 between the Company and First Union National Bank as Rights Agent (the "Rights Agent"). The Amendment to Rights Agreement (the "Amendment") amends the Rights Agreement: to increase the initial exercise price of the Rights to $235.00 from $88.22 ($185.00 adjusted for two 3/2 stock splits); to extend the duration of the Rights to February 8, 2009 from November 7, 2004; to add a substitution provision permitting the Board of Directors to cause the issuance of substitute value in the form of cash, a reduced purchase price, or preferred stock or debt securities of the Corporation to persons holding exercisable Rights (which excludes any Acquiring Person) in lieu of issuing common stock of the Corporation upon exercise of or in exchange for such Rights; and to reflect such substitution provision, to delete the covenant that the Corporation will reserve and keep available sufficient common shares to permit exercise of all outstanding Rights.

          The Amendment to Rights Agreement is attached hereto as an exhibit and is incorporated herein by reference. The foregoing description is qualified in its entirety by reference to that Amendment.

Item 2.   Exhibits.

     1. Amendment to Rights Agreement dated as of February 8, 1999 between Jefferson-Pilot Corporation and First Union National Bank, as Rights Agent, which includes amendments to the form of Right Certificate set forth as Exhibit A to the Rights Agreement, and the 1994 Rights Agreement. (Incorporated by reference to Exhibit 4 to each of the Registrant's reports on Form 8-K filed on November 14, 1994 and February 18, 1999.)











                                SIGNATURE

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              JEFFERSON-PILOT CORPORATION


                              By:    /s/Robert A. Reed


                              (name)  Robert A. Reed


                              (title) Vice President


Dated:  February 18, 1999